Exhibit 10.4

PURCHASE AND SALE AGREEMENT

BETWEEN

PT ASSOCIATES L.P.,

a Delaware limited partnership,

AS SELLER

AND

CITY OFFICE DEVELOPMENT, LLC,

a Delaware limited liability company,

AS PURCHASER

PARK TOWER

Tampa, Florida

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SECTION 9. MISCELLANEOUS		21

9.1	Notices	21

9.2	Real Estate Commissions	22

9.3	Entire Agreement	22

9.4	Amendment	23

9.5	Headings	23

9.6	Time of Essence	23

9.7	Successors and Assigns; Assignment	23

9.8	Invalid Provision	23

9.9	Attorneys’ Fees	23

9.10	Multiple Counterparts	23

9.11	Exhibits	24

9.12	Construction	24

9.13	No Recordation	24

9.14	Merger Provision	24

9.15	Jury Waiver	24

9.16	No Personal Liability of Officers, Directors, Etc.	24

9.17	Choice of Law; Submission to Jurisdiction	24

9.18	Non-Solicitation of Employees	25

9.19	Access	25

9.20	Further Assurances	25

9.21	RADON GAS	25

9.22	Information and Audit Cooperation	25

9.23	Public Disclosures	26

9.24	Mortgage Assignment	26

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 9, 2016 (the “Effective Date”), is made by and between PT ASSOCIATES L.P., a Delaware limited partnership (“Seller”), and CITY OFFICE DEVELOPMENT, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

SECTION 1.

PURCHASE AND SALE

1.1         Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to that certain parcel of land (the “Land”) located at 400 North Tampa Street, Tampa, Florida 33602, being more particularly described on Exhibit A attached hereto and made a part hereof, together with all buildings, structures and improvements thereon (the “Improvements”), and all personal property and, to the extent assignable, intangible property (including but not limited to all governmental permits, licenses, approvals and entitlements) owned by Seller and used in connection with Seller’s ownership and operation of the Land and Improvements (the “Personal Property”; the Land, the Improvements and the Personal Property, herein collectively called the “Property”). Notwithstanding the foregoing, the parties hereby agree that the following are excluded from the sale: (w) all proprietary information of Seller and its managing agent including, without limitation, computer software, related licenses and appraisals, (x) (A) records that relate to internal matters of Seller (such as income tax returns, financial statements, intercorporate debt and equity, corporate governance, investment advisory services and other professional relationships), and (B) the work papers, memoranda, analyses, appraisals, correspondence and similar materials prepared by or for Seller, (y) all claims and causes of action arising out of or in connection with the Property and occurring prior to the Closing, and (z) except as expressly to the contrary set forth in this Agreement, any rights or interests of Seller as owner of the Property arising prior to the Closing (including, without limitation, tax refunds, casualty and condemnation proceeds, tenant security deposits applied in accordance with the terms of the applicable Leases, utility deposits and rental arrearages attributable to periods prior to the Closing).

SECTION 2.

PURCHASE PRICE

2.1         The purchase price for the Property shall be EIGHTY MILLION FIVE HUNDRED THOUSAND ($80,500,000) DOLLARS (the “Purchase Price”), which shall be paid as follows:

(a)        Within one (1) business day following the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deposit with Fidelity National Title Insurance Company (the “Escrow Agent” or the “Title Company”), the amount of One Million ($1,000,000) Dollars, and within one (1) business day following the expiration of the Inspection

Period, Purchaser shall pay to the Escrow Agent an additional deposit in the amount of One Million ($1,000,000) Dollars, all of which shall be held by the Escrow Agent in an interest bearing account. Such amount(s) as shall have been deposited with the Escrow Agent pursuant to this Section 2.1, and all interest earned thereon are referred to herein collectively as the “Deposit”. The Deposit will be held pursuant to the provisions of this Agreement and subject thereto shall be paid to the Seller at Closing.

(b)        The balance of the Purchase Price (i.e. the Purchase Price less the Deposit, plus or minus other adjustments required under this Agreement), shall be paid at Closing by wire transfer of funds in such amount in accordance with the written instructions delivered by Seller to Purchaser.

SECTION 3.

DELIVERIES; INSPECTION PERIOD; TITLE AND SURVEY; REPRESENTATIONS

3.1         Delivery Obligations.

(a)        To the extent not previously delivered to Purchaser, Seller shall either deliver to Purchaser or post on a dedicated website, promptly after the Effective Date, copies of the items more particularly described on Schedule 1 hereto, to the extent, if any, in Seller’s Possession; as used in this Agreement, the term “Seller’s Possession” or “Possession of Seller” shall mean and include documents maintained in Seller’s files, wherever located, or with Seller’s managing agent for the Property.

(b)        Seller’s failure to deliver to Purchaser or post any of the above items within the period provided shall not result in the extension of the Inspection Period, and Purchaser’s sole remedy therefor shall be Purchaser’s right to terminate this Agreement by delivering written notice thereof to Seller on or prior to the expiration of the Inspection Period and to receive a return of the Deposit, in which event neither party shall have any obligation hereunder except for such obligations which are expressly stated herein to survive the Closing or the termination of this Agreement ( the “Surviving Obligations”).

3.2         Inspection Period.

(a)        Notwithstanding any provision of this Agreement to the contrary, this Agreement and the obligations of Purchaser hereunder are contingent upon Purchaser determining the suitability of the Property in Purchaser’s sole discretion. Purchaser shall have until October 10, 2016 (the “Inspection Period”) to examine the Property with respect to all matters of the Property. Any testing, examinations, inspections or investigations shall be conducted on at least one (1) business day prior notice to Seller, during business hours, from time to time, and subject to the rights of tenants, and shall not under any circumstances compromise or affect the structural integrity of the Property. Purchaser must obtain Seller’s prior written approval of the scope and method of any physically intrusive inspection, testing or investigation of the Property (other than a Phase I environmental inspection) including, but without limitation, any inspection which would involve taking subsurface borings or related investigations, and any inspection which would alter the physical condition of the Property. Seller and its representatives, agents, and/or contractors shall have the right to be present during any testing, investigation, or inspection of the Property. In no event shall Purchaser or any Purchaser Representatives (as hereinafter defined) contact any tenant at the Property, any governmental agencies having jurisdiction over the Property (except for a status of notices of violations, if any, and a confirmation of the zoning status of the Property and the existence of the certificates of occupancy or their equivalent), or Seller’s vendors directly without Seller’s prior written approval, which shall not be unreasonably withheld, delayed or conditioned. If prior to the expiration of the Inspection Period, Purchaser determines that the Property is not suitable to Purchaser for any reason, then Purchaser shall give written notice thereof (the “Termination Notice”) to Seller and the Escrow Agent prior to 5:00 p.m. Eastern time on the last day of the Inspection Period. If Purchaser timely advises Seller and the Escrow Agent that it elects not to proceed with this transaction, the Escrow Agent shall return to Purchaser the Deposit, and thereafter this Agreement shall be terminated and neither party shall have any further rights or obligations hereunder except for Surviving Obligations. TIME SHALL BE OF THE ESSENCE with respect to this Section 3.2(a), and if the Termination Notice shall not be timely given to the Seller and the Escrow Agent by the expiration of the Inspection Period, this Agreement shall remain in full force and effect in accordance with its terms. Purchaser agrees to deliver to Seller copies of all Reports (hereinafter defined) at the time a Termination Notice is given by Purchaser. The obligations to deliver the Reports shall survive the termination of this Agreement.

(b)        On or before the expiration of the Inspection Period, Purchaser may deliver written notice to Seller (the “Service Contracts Notice”) specifying any third party contracts and service agreements, including parking agreements, if any (the “Service Contracts”) with respect to which Purchaser desires to have the Seller deliver notices of termination at the Closing (the “Terminated Contracts”); provided that (i) the effective date of such termination after Closing shall be subject to the express terms of such Terminated Contracts, and (ii) if any such Service Contract cannot by its terms be terminated, it shall be assumed by Purchaser and not be a Terminated Contract. To the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, Seller shall pay any cancellation fees or penalties. If Purchaser fails to deliver the Service Contracts Notice on or before the expiration of the Inspection Period, there shall be no Terminated Contracts and Purchaser shall assume all Service Contracts at the Closing.

(c)        Purchaser agrees that, prior to undertaking any right of access to the Property, Purchaser and Purchaser’s agents accessing the Property will obtain with a company licensed to do business in the state where the Property is located Statutory Workers Compensation and Employers Liability insurance for all of Purchaser’s employees (if and to the extent required by law) and not less than Three Million and 00/100 ($3,000,000.00) Dollars comprehensive general liability insurance with a contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder and which names Seller and, if applicable, Seller’s property manager at the Property, as insureds thereunder, insuring all activity and conduct of Purchaser and Purchaser’s Representatives (as hereinafter defined) while exercising any right of access to the Property. A copy of such policy or certificate evidencing same (any such certificate to provide detailed information as to the coverages provided by the underlying policy[ies]) shall be provided by Purchaser to Seller prior to undertaking any inspections under this Agreement. Such insurance coverage shall be maintained by Purchaser for a period of no less than one (1) year after the Closing or any termination of this Agreement for any reason. Purchaser represents and warrants that it carries not less than Three Million ($3,000,000) Dollars commercial general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations.

(d)        Except as may be specifically provided elsewhere in this Agreement, all information provided by Seller to Purchaser or obtained by Purchaser relating to the Property in the course of Purchaser’s review, including, without limitation, any environmental assessment or audit, if any (collectively, the “Reports”) shall be treated as confidential information by Purchaser and Purchaser shall instruct all of its employees, agents, representatives, contractors, equity investors, Purchaser Related Parties (as hereinafter defined) and lenders (collectively, “Purchaser Representatives”) as to the confidentiality of all such information. In the event that this transaction is not closed for any reason, then Purchaser shall maintain the confidentiality of such information, and shall instruct Purchaser Representatives not to disclose any such information to any other party. Purchaser hereby agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this paragraph by Purchaser or Purchaser Representatives and that the Seller shall be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief in the event of any such breach or threatened breach, in addition to all other remedies available to the Seller at law or in equity. Purchaser, on behalf of itself and the Purchaser Representatives agrees to indemnify and hold Seller and each of Seller Related Party (as hereinafter defined) harmless from any claim, loss, injury, liability, damage or expense, including reasonable attorneys’ fees and costs, arising out of: (a) a breach by Purchaser or Purchaser Representatives of any applicable laws, rules, regulations or ordinances, or the agreements set forth in this Agreement, relating to the activities of Purchaser or Purchaser Representatives on the Property, including the failure of Purchaser or Purchaser Representatives to restore the Property; (b) any access to, entry upon or activity conducted by Purchaser or Purchaser Representatives with respect to or on the Property, whether or not such access, entry or activity is permitted by, in compliance with or in violation of any applicable laws, rules, regulations or ordinances, or this Agreement; (c) any lien, claim or levy, including construction, mechanic’s, materialmen’s and judgment liens, filed or pending against any portion of the Property, or title thereto, by any contractor, sub-contractor or other party having a claim against or through Purchaser or any Purchaser Representative (without limiting the foregoing indemnity, Purchaser hereby acknowledges and agrees that Purchaser’s failure to cause any such lien to be released or bonded to the reasonable satisfaction of Seller within ten (10) business days after Purchaser’s receipt of written notice thereof shall constitute a default hereunder); and (d) any claims, suits, actions or the assertion of any other rights by or on behalf of any tenant, invitee, guest or other party alleging personal injury, property damage, interruption of business, nuisance or any other allegation of negligence or wrongdoing, and including any and all damages, losses, obligations, liabilities, costs and expenses incurred by or asserted or claimed against Seller or any Seller Related Party, as a result of, caused by, or arising out of any matters set forth in subsections (a), (b) and/or (c), above. This indemnity agreement shall be in addition to any other liabilities that Purchaser or Purchaser Representatives may have to any Seller Related Party.

(e)        Except as may be specifically provided elsewhere in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or audits or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s Possession). Subject to the preceding sentence, it is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Subject to the first sentence of this Section 3.2(e), Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information. Subject to the first sentence of this Section 3.2(e), and except with respect to the Surviving Obligations, Purchaser hereby releases Seller and its agents, representatives, and employees from any and all claims, demands, and causes of action, past, present, and future that Purchaser may have relating to (i) the condition of the Property at any time, before or after the Closing, including without limitation, the presence of any hazardous materials, including but not limited to mold, or (ii) any other matter pertaining to the Property. This release shall survive the Closing or the termination of this Agreement, as applicable.

(f)        Purchaser shall restore the Property to substantially the same condition existing immediately prior to Purchaser’s inspection, testing, investigation and survey thereof. Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any such inspection, testing, investigation or survey, whether occasioned by the acts of Purchaser or any of its employees, agents, representatives or contractors and Purchaser shall satisfy or bond in accordance with Section 3.2(d) above any lien which may arise or be filed against Seller or the Property in connection with any such inspection, testing, investigation or survey. Purchaser shall indemnify, defend and hold harmless Seller and its agents, employees, officers, directors, affiliates, advisors and asset managers from any loss, liability or damage resulting from any such inspection, testing, investigation, survey or lien filed against Seller or the Property in connection therewith. This indemnification by Purchaser shall survive the Closing or the termination of this Agreement, as applicable.

3.3         Title and Survey.

(a)        Seller has ordered from the Title Company an owner’s title insurance report and provided it to Purchaser (the “Title Commitment”). Seller has provided Purchaser with a copy of a survey for the Property dated January 20, 2015, prepared by AFN Consulting, Inc. (the “2015 Survey”). Purchaser at its option and its cost and expense may obtain an update of the 2015 Survey (the “Survey”). In the event (i) the Survey obtained by Purchaser shows any matter affecting the Property that is unacceptable to Purchaser, or (ii) any exceptions, appear in the Title Commitment that are unacceptable to Purchaser, Purchaser shall by 5 p.m. Eastern time no later than the third (3rd) business day prior to the expiration of the Inspection Period (time being of the essence) (the “Title Approval Period”), notify Seller in writing of such facts, the reasons therefor and the curative steps that would remove the basis for Purchaser’s objection (“Purchaser’s Title Objections”). Upon the expiration of the Title Approval Period, except for Purchaser’s Title Objections, Purchaser shall be deemed to have accepted the form and substance of the Survey, all matters shown or addressed thereon, and all items shown or addressed in the Title Commitment (collectively, the “Approved Title Matters”).

(b)        Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of Purchaser’s Title Objections, but Seller is required to (x) pay off at Closing all mortgages and related mortgage documents on the Property of which Seller has actual knowledge, (y) pay off or bond all mechanic’s and materialmen liens for work requested by Seller (as opposed to tenants), and (z) pay off or bond all judgment liens, code enforcement liens and tax liens, in the aggregate not to exceed 2% of the Purchase Price (“Maximum Expense,” excluding the lien of real estate taxes which are to be paid and prorated as provided in Section 5.3(c)) (collectively, the “Monetary Encumbrances”). Seller shall be obligated to cure such Monetary Encumbrances regardless of whether Purchaser raises them in Purchaser’s Title Objections. Other than with respect to the Monetary Encumbrances, Seller, however, at its sole option, may attempt to eliminate or modify all or a portion of Purchaser’s Title Objections to Purchaser’s reasonable satisfaction prior to the Closing Date or within such additional period of time (up to thirty (30) days in the aggregate thereafter), for which Seller shall have the right to adjourn the Closing. In the event Seller is unable or unwilling to attempt to eliminate or modify all of Purchaser’s Title Objections to the reasonable satisfaction of Purchaser, Seller shall provide written notice to Purchaser of those objections Seller will not attempt or be able to cure (“Seller’s Notice”). Thereafter, Purchaser shall have the option (as its sole and exclusive remedy) to (x) terminate this Agreement by delivering written notice thereof to Seller by the earlier to occur of (i) the Closing Date (as the same may be adjourned as provided in this Agreement), or (ii) five (5) business days after Seller’s Notice, time being of the essence to the giving of Purchaser’s notice or (y) proceed to Closing without adjustment to the Purchase Price. If Purchaser shall duly give such termination notice, then this Agreement shall thereupon terminate, and upon such termination, Purchaser shall be entitled to the return of the Deposit, and neither party shall have any obligation hereunder other than the Surviving Obligations, provided however, if the Monetary Encumbrances identified in subsection (z) above were created by Seller, exceed the Maximum Expense and the Seller is not willing to cure the same, and Purchaser is not in material breach or default in the performance of its obligations under this Agreement, Purchaser shall be entitled to reimbursement of its documented third party out of pocket due diligence expenses not to exceed $50,000 (the “Expense Reimbursement”).

(c)        The term “Permitted Encumbrances” as used herein includes: (i) all of the Approved Title Matters, (ii) any Purchaser’s Title Objection (other than Monetary Encumbrances) that remains uncured, for whatever reason, at the earlier to occur of (A) Closing (as the same may be adjourned as provided in this Agreement) or (B) five (5) business days after Seller’s provision of the Seller’s Notice, (iii) the rights and interests of parties claiming under the Leases, (iv) liens for real property taxes, assessments, and water and sewer meter charges which are not due and payable as of the Closing Date and/or which are apportioned pursuant to this Agreement, and (v) any liens or encumbrances caused or created by acts or omissions of Purchaser or Purchaser Representatives. Any Notices of Commencement for work requested by Seller (as opposed to tenants) shall be handled as follows at Closing: (a) with respect to the improvements completed by Seller prior to Closing, such notices of commencement will be terminated or insured over at Seller’s expense at or prior to Closing and (b) with respect to improvements not completed by Seller prior to Closing, such notices of commencement shall be deemed to be “Permitted Encumbrances,” with the Purchaser receiving a credit at Closing for the unpaid amounts due with respect to the work being performed. Any notices of commencement for the work requested by tenants (as opposed to Seller) shall be deemed to be Permitted Encumbrances.

(d)        Purchaser may, at or prior to Closing, notify Seller in writing of any objection to title (i) raised by the Title Company between the expiration of the Title Approval Period and the Closing and (ii) not disclosed by the Title Company or otherwise known to Purchaser prior to the expiration of the Title Approval Period; provided that Purchaser must notify Seller of such new objection to title within two (2) business days of being made aware of the existence of such matter. If Purchaser sends such notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to Purchaser’s Title Objections under Sections 3.3(b) and (c) hereof.

3.4         Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a)        Purchaser is a limited liability company, duly organized and in good standing under the laws of the State of Delaware, and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary corporate, partnership or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Purchaser to this Agreement;

(b)        neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Purchaser, or any shareholder, partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any shareholder, partner or related entity or affiliate of Purchaser, or any of Purchaser’s assets is bound;

(c)        Purchaser has access to the financial resources to timely consummate the purchase and sale transaction contemplated by this Agreement; with respect to each source of funds to be used by Purchaser to purchase the Property (respectively, the “Source”), at least one of the following statements shall be accurate as of the Closing Date: (i) the Source does not include the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or (B) a “plan” as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended (“Code”), or (ii) the Source includes the assets of (A) an “employee benefit plan” as defined in Section 3(3) of ERISA or (B) a “plan” as defined in Section 4975 of the Code (each of which has been identified to the Seller in writing pursuant to this Section 3.4 at least ten (10) business days prior to the Closing Date), but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The Source is in compliance with the Orders (as hereinafter defined);

(d)        Purchaser and each of its affiliates and beneficial owners (collectively, the “Purchaser Parties”) have at all applicable times been, are now and will in the future be, in compliance with the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Purchaser has no knowledge or notice of any fact, event, circumstance, situation or condition which could reasonably be expected to result in (i) any action, proceeding, investigation, charge, claim, report or notice being filed, commenced or threatened against any of them alleging any failure to comply with the Orders, or (ii) the imposition of any civil or criminal penalty against any of them for any failure to so comply. None of the Purchaser Parties are owned or controlled by, nor acts for or on behalf of, any person or entity on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

The Purchaser’s representations and warranties set forth in this Section 3.4 shall survive the Closing or termination of this Agreement. As a condition precedent to Seller’s obligation to close the purchase and sale transaction contemplated in this Agreement, Purchaser’s representations and warranties contained herein must remain and be true and correct in all material respects as of the Closing Date. Prior to the Closing Date, Purchaser shall notify Seller in writing of any facts, conditions or circumstances which render any of the representations and warranties set forth in this Section 3.4 in any way inaccurate, incomplete, incorrect or misleading in any material respect.

3.5         Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a)        Seller is a limited partnership formed and at the Closing shall be in good standing under the laws of the State of Delaware, and has the full right, power, and authority to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on it under this Agreement, without the need for governmental approval, consent or filing, and any approval required from any partner of Seller to the Seller’s entry into and performance of this Agreement has been obtained;

(b)        neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which it is a party or by which it, or any of its assets is bound;

(c)        to Seller’s knowledge, the Rent Roll delivered to Purchaser in accordance with Schedule 1 is accurate in all material respects as of the date thereon, is the Rent Roll being used by Seller in connection with the operation of the Property, and discloses all Leases and other tenancies at the Property;

(d)        to Seller’s knowledge, no tenant has been given free rent, any concession in the payment of rent or any abatement in the payment of rent, except as set forth in the Rent Roll and/or the Leases;

(e)        the Service Contracts delivered to Purchaser in accordance with Schedule 1 and listed on Schedule 2 are all of the Service Contracts with respect to the operation of the Property which may be binding on Purchaser or the Property after the Closing;

(f)        All employees at the Property are employees of Seller’s property manager or employees of the service providers under the Service Contracts;

(g)        to Seller’s knowledge, Seller did not withhold any information with respect to the materials listed on Schedule 1 that would make the materials delivered to Purchaser materially inaccurate or misleading, and the materials listed on Schedule 1 are those used by Seller in connection with the operation of the Property;

(h)        to Seller’s knowledge, except as set forth on Schedule 3, there is not now pending any action, suit, or proceeding (including, but not limited to, condemnation or similar proceedings) before any court or governmental agency;

(i)        to Seller’s knowledge, except as set forth on Schedule 4, Seller has not received written notice and has no knowledge that the Property or the use thereof violates any governmental law or regulation that remains uncured;

(j)        Seller and each of its affiliates (collectively, the “Seller Parties”) have at all applicable times been, are now and will in the future be, in compliance with the requirements of the Orders and other similar requirements contained in the rules and regulations of OFAC. Seller has no knowledge or notice of any fact, event, circumstance, situation or condition which could reasonably be expected to result in (i) any action, proceeding, investigation, charge, claim, report or notice being filed, commenced or threatened against any of them alleging any failure to comply with the Orders, or (ii) the imposition of any civil or criminal penalty against any of them for any failure to so comply. None of the Seller Parties are owned or controlled by, nor acts for or on behalf of, any person or entity on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; and

(k)        To Seller’s knowledge, the Leases, or copies thereof, provided or otherwise made available to Purchaser are true and complete in all material respects.

The Seller’s representations and warranties set forth in Section 3.5 shall survive the Closing for a period of one hundred eighty (180) days. If any Leases which have been exhibited to Purchaser or its representatives contain provisions that are inconsistent with the representations set forth in Section 3.5(c) and (d) above, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of the Leases. In addition to the foregoing, any due diligence review, audit (such as an environmental audit of the Property) or other investigation or inquiry undertaken or performed by or on behalf of Purchaser to the extent of knowledge of Purchaser shall limit, qualify, modify, and amend the representations, warranties and covenants of Seller made or undertaken pursuant to this Agreement to the extent necessary to eliminate any inconsistency and to conform such covenants, representations and warranties to the findings. As a condition precedent to Purchaser’s obligation to close the purchase and sale transaction contemplated in this Agreement, Seller’s representations and warranties contained herein must remain and be true and correct in all material respects as of the Closing Date, unless such representations and warranties have changed by reason of facts or circumstances which pursuant to the terms of this Agreement are permitted to have occurred (e.g., the Seller entering into a new Service Contract in accordance with this Agreement, Seller terminating or entering into a new Lease in accordance with this Agreement, tenant defaults, vacancies, etc.) or because of matters outside of Seller’s control (e.g., litigation). Prior to the Closing Date, Seller shall notify Purchaser in writing of any facts, conditions or circumstances which render any of the representations and warranties set forth in this Section 3.5 no longer true and correct in all material respects. The parties agree that if following the expiration of the Inspection Period and prior to Closing Purchaser becomes aware (either by way of Seller’s notice or otherwise) that any representation or warranty of Seller is no longer true and correct in all material respects, Purchaser may either (i) terminate this Agreement by written notice to Seller if Seller fails to correct such inaccuracy within ten (10) days after receipt of Purchaser’s notice, whereupon the Deposit shall be refunded to Purchaser and neither party shall have any obligation under this Agreement other than the Surviving Obligations, and provided Purchaser is not in material breach or default in the performance of its obligations under this Agreement, Purchaser shall be entitled to receive the Expense Reimbursement, or (ii) waive the breach by Seller and elect to close the transaction, in which case, Purchaser shall have no claim against Seller in connection with a breach of such representation or warranty and shall not look to Seller and/or Seller Related Parties for any redress or relief thereof. Purchaser and Seller hereby agree that (A) Purchaser’s sole right and remedy (x) in the event of a breach of Section 3.5(e) as it relates to Service Contracts will be Purchaser’s right not to assume the Service Contract in question, and (y) in the event of a breach of Section 3.5(i) as it relates to violations, will be as set forth in Section 4.1, and (B) (x) it shall not be a breach of Section 3.5(h) unless such action, suit or proceeding would materially adversely affect the Property, or the operation thereof or is an action or proceeding that is covered by Seller’s liability insurance coverage and or landlord/tenant matters is the ordinary course of business and (y) it shall not be deemed a breach of Section 3.5(i) unless such violations would have a materially adverse effect on the use and operation of the Property. The Purchaser may not assert a claim against the Seller and/or Seller Related Parties if at the time of the Closing the Purchaser had knowledge of such breach and nonetheless proceeded with the Closing. Purchaser and Seller agree that if subsequent to the Closing Purchaser first becomes aware that any representation or warranty of Seller was not true and correct in all material respects as of the Closing Date, Purchaser shall have no claim against Seller and/or Seller Related Parties in connection with a breach of such representation or warranty and shall not look to Seller and/or Seller Related Parties for any redress or relief thereof unless (i) a claim is made by Purchaser against Seller for breach of such representation or warranty before the expiration of the survival period and (ii) Purchaser’s damages as a result of such breach are reasonably estimated to aggregate at least $25,000. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of the Seller under the Seller Estoppel Certificates (as hereinafter defined) and for breaches of the representations, warranties and covenants herein shall not exceed $400,000.00 (the “Liability Cap”). Purchaser and Seller agree that the words “Seller’s knowledge” and words of similar import shall mean the actual knowledge of Robert Bergman or Thomas Dolan (the asset manager) without any independent investigation on his part to determine the existence or absence of such facts.

3.6         Tenant Estoppel Certificates.

(a)        Seller agrees to deliver to (i) all tenants of the Property, other than tenants under the GSA leases (the “GSA Leases”), a request for an estoppel certificate in the form of Exhibit F attached hereto, and (ii) all tenants under the GSA Leases, a request for a statement of lease as provided under the GSA Leases. The parties agree that, subject to the provisions of subparagraph (b) below, it shall be a condition to Purchaser’s obligation to close title under this Agreement that an estoppel certificate either substantially in the form of Exhibit F or in the form required by a tenant’s Lease, and with respect to the tenants under the GSA Leases, a statement of lease, be delivered to Purchaser, from not less than tenants under the Leases covering at least 75% of the leased square footage at the Property (the “Required Tenant Estoppels”), no later than five (5) days before Closing. Seller agrees to use good faith efforts to obtain such Required Tenant Estoppels, provided however, Seller shall not be obligated to expend any funds in order to do so. Notwithstanding the foregoing, if at Closing Seller is unable or fails to deliver such Required Tenant Estoppels, Seller may execute and deliver to Purchaser, at Closing, its own certificate with respect to tenants from whom estoppel certificates were not received and whose Leases are in full force and effect, substantially in the form of Exhibit F or in the form required by a tenant’s Lease, appropriately modified to reflect that they are certificates of Seller and made to Seller’s knowledge (hereinafter, the “Seller’s Estoppel Certificate”), but in no event from any of the following tenants (hereinafter, the “Critical Tenants”), to wit:

US Atty - DOJ	108,007 sf
Federal Public Defender:	14,715 sf
BB&T:	47,180 sf
ATF:	20,481 sf
Lykes:	14,275 sf
Nestle:	42,825 sf

The statements of Seller contained therein shall survive the Closing until the earlier of (a) 90 days after Closing, and (b) thirty (30) days after the date Purchaser obtains an estoppel certificate from a tenant for whom Seller delivered a Seller’s Estoppel Certificate. Without limiting the foregoing, if at Closing Seller is unable or fails to deliver the Required Tenant Estoppels, Seller shall have the right (unless Purchaser desires to close) to adjourn the Closing Date for up to thirty (30) days upon not less than three (3) business days’ prior notice to Purchaser, in order to obtain the Required Tenant Estoppels. In the event that any representation or warranty of Seller set forth in Section 3.5 was confirmed in a tenant estoppel or a statement of lease, notwithstanding anything to the contrary set forth in this Agreement, such Seller’s representation and warranty shall not survive Closing.

(b)        The parties agree that each tenant estoppel containing non-material exceptions, qualifications or modifications, including without limitation qualifications by the tenant of any statement regarding landlord defaults, tenant claims or tenant defaults as being to its knowledge or any similar qualification, shall be deemed to be an acceptable estoppel certificate for purposes of this Section 3.6.

SECTION 4.

ACCEPTANCE OF PROPERTY

4.1         “As Is”. Purchaser agrees that as of the expiration of the Inspection Period, subject to Section 3.6, Purchaser or its duly authorized agent will have examined and investigated to Purchaser’s full satisfaction the physical, economic and legal condition of the Property, and made all other inquiries Purchaser deemed necessary in connection with the transaction herein contemplated. By not delivering the Termination Notice, Purchaser is satisfied to purchase the Property in its “as is” condition as of the Effective Date, reasonable wear and tear from the Effective Date excepted. Any information, data, schedules, photographs, surveys, set-ups, representations or other materials furnished to or obtained by Purchaser were for preliminary purposes only and are superseded by this Agreement. Purchaser has not relied thereon in executing this Agreement. Except as expressly set forth in this Agreement, no representations, warranties or agreements of any kind whatsoever have been made by Seller in regard to the physical or operating condition of the Property, the condition of Seller’s title thereto, freedom from defects, latent or patent, the income or profit to be derived from the Property, the expenses of operation and maintenance thereof, the present or prospective rental income therefrom, or any other matter or thing affecting or relating to the whole or any part of the Property, and no representation, covenant or warranty shall survive the Closing, other than the Surviving Obligations. In arriving at its decision to purchase the Property, Purchaser did not rely upon any statements by Seller, Seller’s agents or employees or anyone else acting or purporting to act on Seller’s behalf, except as expressly set forth in this Agreement. Purchaser acknowledges and agrees that the Property is to be acquired subject to all notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any governmental authority having jurisdiction thereof against or affecting the Property, provided however, if at Closing the Property is subject to notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by a governmental authority after the expiration of the Inspection Period and relating to a physical condition first arising after the expiration of the Inspection Period (and such physical condition(s) were not caused or created by Purchaser or Purchaser Representatives), Seller shall be responsible for up to $100,000.00 of the costs and expenses to cure such violations, and if the amount to cure such violations exceeds $100,000.00 and Seller is not willing to expend such extra amount, Purchaser may terminate this Agreement by notice to Seller given at or prior to Closing, in which case Purchaser shall be entitled to the return of the Deposit, and thereafter neither party shall have any obligations under this Agreement other than the Surviving Obligations, provided however, if Purchaser is not in material breach or default in the performance of its obligations under this Agreement, Purchaser shall be entitled to receive the Expense Reimbursement. Notwithstanding the foregoing, nothing set forth in this subsection shall be deemed to obligate Seller to expend in excess of $100,000.00, unless Seller elects to do so in its sole discretion.

4.2         Except as expressly set forth in this Agreement, Purchaser shall rely solely upon Purchaser’s own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property’s physical condition. Except as expressly set forth in this Agreement to the contrary, Purchaser releases Seller, any person, entity or party related to or affiliated with Seller (the “Seller Related Parties”) and their respective successors and assigns from and against any and all claims which Purchaser or any person, entity or any party related to or affiliated with Purchaser (each, a “Purchaser Related Party”) has or may have arising from or related to any matter or thing related to or in connection with the Property, including the documents and information referred to herein, the leases and the tenants thereunder, any construction defects, errors or omissions in the design or construction and any environmental conditions, including but not limited to mold, and, except as expressly set forth in this Agreement to the contrary, neither Purchaser nor any Purchaser Related Party shall look to Seller, the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. The provisions of this Section 4.2 shall survive the termination of this Agreement or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Closing. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.

SECTION 5.

CLOSING

5.1         Closing. The closing of the purchase and sale transaction contemplated herein (the “Closing) shall take place through an escrow established with the Title Company on the Closing Date. The Closing Date (as it may be adjourned in accordance with this Agreement) shall be the date which is fifteen (15) days after the expiration of the Inspection Period, provided however, Purchaser shall have the right to adjourn the Closing for a period of up to fifteen (15) days by giving Seller written notice of its intention to do so no later than two (2) business days prior to the initial Closing Date (such written notice to set forth as the adjourned Closing Date), and in order to be effective, such notice must be accompanied by an additional Deposit of Five Hundred Thousand ($500,000) Dollars payable to the order of the Escrow Agent. Except as expressly provided in this Section 5.1, Purchaser shall have no other right to adjourn the Closing.

5.2         Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject to the Permitted Encumbrances.

5.3         Proration. All rents, other income and revenues, amounts payable by the tenants under the Leases, utilities, water and sewer meter charges and all other operating expenses with respect to the Property for the month in which the Closing occurs, and real estate taxes and other assessments with respect to the Property for the tax year in which the Closing occurs, shall be prorated as of 11:59 p.m. Eastern time on the day before the Closing Date with Purchaser receiving the benefits and burdens of ownership on the Closing Date, provided however, if the funds representing the balance of the Purchase Price have not been received by the Title Company by 2:00 p.m. Eastern time on the Closing Date, all prorations shall be recalculated as of the next business day.

(a)        If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and all other income and revenues from the Property have actually been received through the month in which the Closing occurs (it being agreed that Seller is entitled to all arrears in rent), the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income and revenues actually received by Seller. Subsequent to the Closing, any rents, other amounts and other income that are actually received by either Seller or Purchaser shall be applied first to amounts due to Purchaser with respect to the period after Closing, and then to amounts due to Seller with respect to the period prior to Closing. Purchaser shall make a good faith effort and attempt to collect any such rents and other amounts and other income not apportioned at the Closing for the benefit of Seller; however, Purchaser shall not be required to expend any substantial funds or institute any litigation in its collection efforts. Nothing in this Agreement shall restrict Seller’s right to collect delinquent rents directly from a tenant by any legal means (except that Seller shall not be entitled to institute eviction proceedings), and Seller shall be entitled to keep any such rents or other damages so collected that are attributable to the period prior to Closing. At Closing, prepaid rents and refundable cash security deposits in the possession or control of Seller on Closing (together with any interest accrued thereon only if interest is specifically required to be paid thereon under applicable law or under the terms of a specific Lease) at Seller’s sole option shall either be (i) transferred to Purchaser at Closing and not subject to adjustment, or (ii) adjusted by way of a credit in favor of Purchaser.

(b)        With respect to any security deposits held by Seller on the Closing Date in the form of letters of credit that are transferable by Seller, same shall be transferred to Purchaser at Closing with any transfer fees paid by Purchaser (unless such fees are payable to by the tenant). With respect to any letters of credit that are not transferable by Seller as landlord, Seller shall request that the applicable tenants deliver new letters of credit (“New Letters of Credit”), issued in favor of Purchaser by a date not later than the Closing Date, but Seller shall not have any liability for the failure of such tenants to so furnish New Letters of Credit, and the failure of such tenants to furnish New Letters of Credit shall not affect the obligations of Purchaser to proceed with the Closing. With respect to any letters of credit not transferable by Seller as landlord and for which New Letters of Credit are not issued as of the Closing Date, Seller shall, until a New Letter of Credit is issued in favor of Purchaser, take all reasonable action, as directed by Purchaser and without obligation to incur any out-of-pocket expenses which are not advanced by Purchaser, in connection with the presentment of such letters of credit for payment as permitted under the terms of the applicable Lease and in consideration of Seller’s agreement as aforesaid, Purchaser shall indemnify and hold harmless Seller for liability arising out of or resulting from Seller’s actions relating to such letters of credit after the Closing Date.

(c)          (1)        If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes and assessments shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, with a further reconciliation to be made when the final rate or valuation rate is received.

(2)        If any certiorari or other proceedings for the reduction of real estate taxes or assessments are pending at the Closing Date with respect to the tax year in which the Closing occurs or any tax year prior thereto, Seller shall continue the prosecution of such action. Any tax refund resulting from such proceeding, net of Seller’s actual, documented, out-of-pocket costs of prosecuting the same, and after deducting any refunds required to be made to tenants pursuant to Leases, shall be apportioned between Seller and Purchaser in the same proportion that real estate taxes and assessments for such tax year are apportioned.

(d)        If the Closing shall occur before the actual amount of utilities, water or sewer meter charges or other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities, water or sewer meter charges or other operating expenses shall be upon the basis of a reasonable estimate by Seller of such utilities, water or sewer meter charges or other operating expenses for such month. Subsequent to the Closing, when the actual amount of such utilities, water or sewer meter charges or other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such utilities, water or sewer meter charges or other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

(e)        If Leases contain obligations (“ Lease Obligations”) on the part of the tenants for: (i) CPI or similar adjustments, (ii) percentage rents, (iii) escalation payments for taxes, labor or operations, and/or (iv) other expenses including, without limitation, common area maintenance or any other operating cost pass-throughs or retroactive charges payable by tenants which have accrued as of the Closing Date but are not then due and payable, the amount of such Lease Obligations shall be prorated as of the Closing Date and paid and adjusted between Seller and Purchaser when the actual amount of such Lease Obligations with respect to the Property is determined and such Lease Obligations have been received by Purchaser from such tenant or tenants.

(f)        Purchaser acknowledges that rent is paid monthly in arrears by GSA under the GSA Leases. Purchaser and Seller agree that to the extent there are rent payments (including all tax and operating expense pass-throughs, if any) under the GSA Leases for the month immediately prior to the month in which the Closing occurs that are accrued but have not yet been paid as of the Closing Date, such amounts shall be adjusted between Purchaser and Seller and credited to Seller as of the Closing Date, and Purchaser shall remit to Seller any pro-rated amounts due to Seller for the month of Closing within two (2) Business Days of Purchaser’s actual receipt thereof (or, in the event that Seller receives such payment after Closing, Seller shall be reimbursed for such pro-rated amounts due to Seller and shall remit the balance to Purchaser within two (2) Business Days of Seller’s receipt thereof). Within two (2) Business Days after Purchaser’s receipt thereof, Purchaser shall remit to Seller any rental payments (including all tax and operating expense pass-throughs, if any) received by Purchaser subsequent to Closing that are attributable to periods prior to Closing, to the extent such rental payments (including all tax and operating expense pass-throughs, if any) were not credited to Seller at Closing. Within two (2) Business Days after Seller’s receipt thereof, Seller shall remit to Purchaser any rental payments (including all tax and operating expense pass-throughs, if any) received by Seller subsequent to Closing that are attributable to periods after Closing, to the extent such payments were not credited to Purchaser at Closing.

(g)        New Tenant Costs in accordance with Section 8.2 hereof.

The agreements of Seller and Purchaser set forth in this Section 5.3 shall survive the Closing. All prorations shall be completed and finalized no later than twelve (12) months following the Closing Date.

5.4         Closing Costs. Purchaser shall pay, on the Closing Date, the title insurance premium for any lender’s policy (for a simultaneous issue premium not to exceed $250) and any endorsements to the lender’s or owner’s policy (at the rates promulgated by the Florida Insurance Commission), all survey charges, all recording and filing charges and fees to record the documents evidencing the conveyance of the Property, and all other costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by a purchaser in such transactions in the location in which the Land is situate (including one-half of the escrow charges of the Title Company, said one-half not to exceed $750). Seller shall pay, on the Closing Date, any documentary stamps, title search fees, the base cost for any owner’s title insurance policy, and any other costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by a seller in such transactions in the location in which the Land is situate (including one-half of the escrow charges of the Title Company). Notwithstanding the foregoing, each party shall pay its own attorneys’ fees and the fees of any accountants and/or advisors incurred in connection with the transaction contemplated in this Agreement.

5.5         Seller’s Obligations at the Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a)        Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(b)        Deed. A duly executed and acknowledged special warranty deed conveying to Purchaser the Land and Improvements subject only to the Permitted Encumbrances, in the form of Exhibit B attached hereto, sufficient to enable the Title Company to issue its standard form owner’s policy to Purchaser, insuring fee simple title to the Land and Improvements, subject only to the Permitted Encumbrances. Purchaser shall be entitled to request that the Title Company provide such endorsements (or amendments) to the title policy as Purchaser may reasonably require, provided that (i) such endorsements shall be issued at no cost to, and shall not impose any additional liability on, Seller, (ii) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Purchaser’s request.

(c)        Assignment. A duly executed counterpart Assignment and Assumption of Service Agreements, Warranties and Leases in the form attached to this Agreement as Exhibit C (the “Assignment”), and a Bill of Sale in the form attached hereto as Exhibit C-1 (the “Bill of Sale”).

(d)        FIRPTA Affidavit. A duly executed affidavit of Seller in form attached hereto as Exhibit D certifying that Seller is not a “foreign person,” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and in any applicable state laws for the state in which the Property is located.

(e)        Tenant Notices. Duly executed notice to tenants or lessees under the Leases in form attached hereto as Exhibit E.

(f)        Original Documents. The originals of all Leases and Service Contracts in Seller’s Possession.

(g)        Transfer Tax Forms. All transfer tax and other similar tax returns which Seller is required by law to execute and acknowledge and to deliver, either individually or together with Purchaser, to any governmental authority as a result of the sale, and if Seller is responsible for payment of such taxes in accordance with this Agreement, checks made payable to the appropriate governmental authority in the required amounts (unless Seller authorizes the Title Company to deduct and pay such expenses out of monies payable to Seller).

(h)        Rent Roll. An updated Rent Roll for the Property, certified by Seller to be true, correct and complete in all material respects, which certification shall be a Surviving Obligation, subject to the limitations of Section 3.5.

(i)        Escrow Direction. A confirmation to Escrow Agent confirming the prorations and the Closing and directing that the Deposit and Purchase Price is to be delivered to Seller.

(j)        Records and Files. Records and files which are in Seller’s Possession relating to the current operation and maintenance of the Property, including, without limitation, current tax bills, current water, sewer, utility and fuel bills, billing records for tenants, repair and maintenance records and the like which affect or relate to the Property. The parties agree to cooperate so that, to the extent practical, deliveries of background records at or prior to the Closing which Purchaser desires to have delivered to it will be identified to the satisfaction of the parties at the Closing without actual delivery at Closing, provided satisfactory arrangements for post-closing delivery are made.

(k)        Form 1099-S. Information for 1099-S Report Filing in the form of Exhibit G annexed hereto in accordance with Section 6045 of the Code. Pursuant to Section 6045 of the Code, Purchaser’s counsel is hereby designated to be the person responsible for complying with such reporting requirements.

5.6         Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(a)        Purchase Price. The balance of the Purchase Price, plus or minus other adjustments required under this Agreement, by wire transfer of immediately available funds to Seller.

(b)        Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by Seller and/or the Title Company authorizing Purchaser’s acquisition of the Property pursuant to this Agreement and the execution of this Agreement and any documents to be executed by Purchaser at the Closing.

(c)        Assignment. A duly executed counterpart of the Assignment.

(d)        Transfer Tax Forms. Duly executed and acknowledged transfer tax forms described in Section 5.5(g).

5.7         Property Management Agreement. At Closing, Seller will terminate its management agreement for the Property.

5.8         GSA Leases. From and after the Effective Date, Seller shall cooperate with GSA and Purchaser to obtain the execution by GSA for the tenants under the GSA Leases of a novation agreement by and among GSA, Seller and Purchaser with regard to the GSA Leases substantially in the form attached hereto as Exhibit H (the “Novation Agreement”) or on GSA’s then-current standard form. If GSA requires modifications to be made to the Novation Agreement prior to execution by GSA, then such modifications shall be reasonably accommodated by Purchaser and Seller. Purchaser and Seller agree to provide all reasonable and customary documentation and signatures required for the novation of the GSA Leases. For the period of time between the Closing Date and the GSA’s execution of a Novation Agreement recognizing Purchaser as the new “Lessor” under the GSA Leases (the “Pre-novation Period”), Purchaser acknowledges that Seller will continue to be the GSA’s named “Lessor” under the GSA Leases. Seller agrees to keep open during the Pre-novation Period any bank accounts used for the receipt of payments under the GSA Leases and to forward any payments received after Closing under the GSA Leases to Purchaser reasonably promptly after Seller’s receipt thereof, subject to Section 5.3 hereof. Upon Purchaser’s written request, Seller agrees to cooperate during the Pre-novation Period with respect to the submission of any invoices, claims, or other customary documents to the GSA relating to tax escalations and other payments required by the GSA Leases. Purchaser and Seller agree to exercise commercially reasonable efforts to obtain the approval of GSA to make the effective date of the Novation Agreement the same as the Closing Date by submitting the form thereof to the respective GSA contracting officers promptly following the expiration of the Inspection Period. Seller and Purchaser shall execute and deliver such documents as may be reasonably required by the GSA to effectuate such assignment. The provisions of this Section 5.8 shall survive Closing.

SECTION 6.

RISK OF LOSS

6.1         Casualty Loss and Condemnation. If, prior to Closing, the Property, or any part thereof shall be condemned, destroyed or damaged by fire or other casualty or other cause, Seller shall promptly so notify Purchaser. In the event of a Material Loss (hereinafter defined), Purchaser shall have the option to terminate this Agreement by giving notice to the Seller within five (5) days after receipt of Seller’s notice (but no later than the Closing). If the condemnation, destruction or damage does not result in a Material Loss, then Seller and Purchaser shall consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If the transaction contemplated by this Agreement is consummated, Purchaser shall be entitled to receive any condemnation proceeds or proceeds of insurance under all policies of insurance applicable to the destruction or damage of the Property, and shall receive a credit against the Purchase Price equal to the amount of any applicable insurance deductible, and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss and other similar items. If Purchaser elects to terminate this Agreement in accordance with this Section 6.1, the Deposit shall be returned to Purchaser and this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement for Surviving Obligations. For purposes of this Section 6.1, a “Material Loss” means condemnation, damage or destruction that is reasonably estimated to cost or be valued at (as the case may be) more than 1% percent of the Purchase Price, or is reasonably likely to require more than 270 days to restore, or gives any Tenant of the Property occupying more than 14,200 square feet the right to terminate its respective Lease because of such loss.

6.2       Uniform Vendor and Purchaser Risk Act.  Purchaser and Seller each hereby waives the Uniform Vendor and Purchaser Risk Act and agree that the provisions of this Section 6 shall govern the respective rights and obligations of Purchaser and Seller with respect to the subject matter of this Section 6.

SECTION 7.

DEFAULT

7.1       Breach by Seller.  In the event that Seller shall fail to close this transaction because of Seller’s default in the performance of Seller’s obligations under this Agreement, Purchaser, as Purchaser’s sole and exclusive right and remedy, shall either: (1) terminate this Agreement and receive a refund of the Deposit and if Purchaser is not in material breach or default in the performance of its obligations under this Agreement, Purchaser shall be entitled to receive the Expense Reimbursement, or (2) pursue the remedy of specific performance of Seller’s obligations under this Agreement, provided that (i) any such suit for specific performance must be filed within sixty (60) days after Purchaser first becomes aware of the breach or default by Seller, and (ii) Purchaser is not in material breach or default in the performance of its obligations under this Agreement; except that if the Seller made the remedy of specific performance unavailable by its own affirmative intentional acts (e.g., sale or further mortgaging of the Property which is not satisfied at Closing), Purchaser may sue Seller for its actual damages not to exceed 1% of the Purchase Price.

7.2       Breach by Purchaser.  In the event that Purchaser fails to consummate the transaction contemplated by this Agreement (including delivery of the additional deposit if and when required), this Agreement shall terminate and Seller shall receive and retain the Deposit as liquidated damages (and not as a penalty or forfeiture) and as Seller’s sole remedy and relief hereunder (except for the Surviving Obligations). Seller and Purchaser acknowledge that the actual damages to Seller which would result from such failure would be extremely difficult to calculate or establish on the date hereof. In addition, Purchaser desires to have a limitation put upon its potential liability to Seller in the event of such failure by Purchaser. Seller and Purchaser specifically acknowledge and agree, after negotiation between Seller and Purchaser, that the amount of the Deposit constitutes reasonable compensation to Seller for such failure by

Purchaser and shall be disbursed to and retained by Seller as liquidated damages in the event of such failure by Purchaser. None of the provisions of this Section 7.2 shall limit, impair or affect any of Purchaser’s indemnities of Seller or other Surviving Obligations as provided for elsewhere in this Agreement.

SECTION 8.

FUTURE OPERATIONS

8.1         Maintenance and Contracts.  From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

(a)        Seller will continue to operate the Property in the customary and ordinary manner consistent with Seller’s current practices in effect as of the Effective Date, ordinary wear and tear and casualties excepted.

(b)        Seller shall not remove or transfer to a third party any Personal Property to be conveyed to Purchaser hereunder unless it is replaced with a substantially similar item.

(c)        Seller will perform all of Seller’s material obligations under the Service Contracts. Seller will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), modify, enter into, or renew any Service Contract which cannot be canceled upon thirty (30) days prior written notice.

8.2         Leasing.

(a)        From the Effective Date until the Closing or earlier termination of this Agreement, Seller will endeavor to lease the Property in the customary and ordinary manner consistent with Seller’s current practices in effect as of the Effective Date and in accordance with Section 8.2(b) below;

(b)        Seller, at Purchaser’s request, shall keep Purchaser informed in writing as to the status of leasing activities prior to the Closing Date. Seller shall not enter into any new lease or modify or terminate (except in the event of default) any existing lease without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed during the Inspection Period, but such consent as to any new lease or modification or termination (except in the event of default) entered into after the Inspection Period (provided this Agreement is not terminated) shall be in Purchaser’s sole and absolute discretion. If subsequent to the Effective Date, Seller incurs any costs or expenses of entering into and/or performing obligations and/or work under or in connection with any new Leases or renewal or modification of existing Leases including, tenant improvement and/or leasing commission costs (collectively, “New Tenant Costs”) that Purchaser has approved pursuant to this paragraph, then, such costs shall be credited in favor of Seller at Closing and Seller shall supply to Purchaser invoices and/or other evidence reasonably satisfactory to Purchaser for all New Tenant Costs at or prior to Closing. If any space is vacant at the time of Closing, Purchaser shall accept the Property subject to such vacancy. Seller does not warrant that any particular Lease or tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder. Notwithstanding the foregoing, the termination of any Lease or tenancy prior to the Closing by reason of the tenant’s default shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

SECTION 9.

MISCELLANEOUS

9.1         Notices.   All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, postage prepaid, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne Express, or United Parcel Service, addressed to such party at the address specified below; or (d) at the time of electronic confirmation of receipt after being sent by facsimile to the following numbers. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:	c/o Sterling American Property, Inc. 111 Great Neck Road, Suite 408 Great Neck, NY 11021 Attn: Gregory P. Nero, Esq. Telephone: (516) 504-2164 Facsimile: (516) 773-3849

Schiff Hardin LLP 666 Fifth Avenue New York, NY 10103 Attn: Marina Rabinovich, Esq. Telephone: (212) 753-5000 Facsimile: (212) 753-5044

If to Purchaser:	City Office Development, LLC Suite 2010 1075 West Georgia Street Vancouver, British Columbia, Canada V6E 3C9 Attention: Tony Maretic, CFO Facsimile: (604) 687-0769

with a copy to:	City Office Development, LLC c/o City Office REIT 8150 North Central Expressway Suite 1255 Dallas, Texas 75206
Attention: Merrick Egan, Executive Vice-President Facsimile: N/A

with a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 North Eola Drive Orlando, Florida 32801 Attention: Aaron J. Gorovitz, Esq., with a concurrent copy to Gary M. Kaleita, Esq. Facsimile: (407) 843-4444

If to Escrow Agent:	Fidelity National Title Insurance Company 485 Lexington Avenue, 18th Floor New York, NY 10017 Attn: Nicholas DeMartini, Esq. Telephone: (212) 845-3132 Facsimile: (646) 481-5607

The attorneys are authorized to give any notice specified in this Agreement on behalf of their respective clients.

9.2         Real Estate Commissions.   Seller shall pay to Colliers International (hereinafter called “Agent”) a commission in the amount agreed on, if and when payable in accordance with the terms of a separate agreement between Seller and Agent. Except for Agent, neither Seller nor Purchaser has authorized any broker or finder to act on Purchaser’s or Seller’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend, protect and hold harmless Seller from and against any and all demands, claims, losses, damages, liabilities, costs or expenses of any kind or character (including reasonable attorneys’ fees and charges) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, other than claims of Agent based on Agent’s agreement with the Seller. Seller agrees to indemnify, defend, protect and hold harmless Purchaser from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character, including reasonable attorneys’ fees and expenses, arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3         Entire Agreement.   This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4       Amendment.    This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5       Headings.  The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6       Time of Essence.  Time is of the essence of this Agreement (other than for Seller’s rights to adjourn the Closing as expressly provided in this Agreement); however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States, the State of New York, or the State in which the Property is located, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday. As used in this Agreement, the term “business day” means every day other than Saturdays, Sundays, or other holidays on which banking institutions in New York or the State in which the Property is located are closed.

9.7       Successors and Assigns; Assignment.  This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser shall not assign this Agreement or Purchaser’s rights under this Agreement without the prior written consent of Seller, which consent may be withheld in its sole and absolute discretion, except that Purchaser may assign this Agreement following the expiration of the Inspection Period without the consent of Seller to an affiliate, corporation, partnership or other entity in which City Office REIT Operating Partnership, L.P. owns and controls a greater than 50% economic and managerial interest. No assignment of this Agreement or Purchaser’s rights hereunder shall relieve Purchaser of its liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall at Seller’s option be null and void.

9.8       Invalid Provision.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.9       Attorneys’ Fees.  In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages as provided herein, reasonable attorneys’ and paralegals’ fees incurred in such suit.

9.10     Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. An electronically transmitted copy of any executed signature page of a party to this Agreement shall be as valid as an original.

9.11       Exhibits.  The exhibits and schedules attached to this Agreement and referred to herein are hereby incorporated into this Agreement by this reference and made a part hereof for all purposes.

9.12       Construction.  Seller and Purchaser acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

9.13       No Recordation.  Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in the county in which the Property is located or any other county. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Land is located.

9.14       Merger Provision.  Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at Closing, and shall not survive Closing.

9.15       Jury  Waiver.  PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER OR BY SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

9.16       No Personal Liability of Officers, Directors, Etc..  Each party agrees that no shareholder, officer, partner, manager, director, trustee, asset manager, employee, member, agent or other representative of Seller or Purchaser shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

9.17       Choice of Law; Submission to Jurisdiction.  This Agreement is made and delivered in New York, New York and shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Any legal action, suit or proceeding in connection with this Agreement or for enforcement of any judgment rendered in any such action, suit or proceeding may be brought in the federal or state courts of the State of New York, and Purchaser hereby irrevocably accepts and submits to the jurisdiction of the aforesaid courts in personam, generally and unconditionally with respect to any such action, suit, or proceeding for itself and in respect of its property. Notwithstanding the foregoing, any action for specific performance under this Agreement shall be governed by the laws of the State of Florida and shall be brought in the federal or state courts of the State of Florida.

9.18         Non-Solicitation of Employees.  Purchaser acknowledges and agrees that, without the express prior consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property. This Section 9.18 shall constitute a Surviving Obligation.

9.19         Access.  Purchaser hereby agrees to retain all leases and lease related documents (the “Lease Documents”) with respect to the Property and in effect on or after the Seller’s acquisition of the Property; provided however, Purchaser shall have no obligation to retain any Lease Documents entered into after Closing. Purchaser shall cooperate fully, as and to the extent reasonably requested by Seller and Seller Related Parties, in delivering and/or granting access to Seller and/or Seller Related Parties of any of the Lease Documents that Seller and/or Seller Related Parties may require in connection with any accounting and/or tax audit with respect to Seller’s ownership and management of the Property. Notwithstanding anything to the contrary herein, Purchaser shall have no obligation to retain any of the Lease Documents after the date that is five (5) years from the last day of the fiscal year to which such Lease Document relates. In addition to the foregoing, after the Closing, Purchaser agrees to allow Seller and its designated representatives, on prior notice and during business hours, access to the documents, instruments, books and records for the Property dated prior to the date of Closing (the “Records”). Seller and its designated representatives shall have the right to make copies of the Records and the Lease Documents at Seller’s expense.

9.20         Further Assurances.  Seller and Purchaser agree to execute such other documents and perform such other acts as may be reasonably necessary or proper and usual to effect this Agreement. This Section 9.20 shall constitute a Surviving Obligation.

9.21         RADON GAS.    RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY HEALTH UNIT [NOTE: THIS PARAGRAPH IS PROVIDED FOR INFORMATIONAL PURPOSES PURSUANT TO SECTION 404.056(5), FLORIDA STATUTES, (2016).

9.22         Information and Audit Cooperation.  Purchaser has advised Seller that Purchaser may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission), audited financial statements, pro forma financial statements and other financial information related to the Property for up to three (3) fiscal years prior to Closing and any interim period during the fiscal year in which the Closing occurs (the “Financial Information”). Following the Closing, if requested by Purchaser, Seller agrees to use its commercially reasonable efforts to cooperate with Purchaser and its representatives and agents in the preparation of the Financial Information to the extent such information is in Seller’s Possession; provided, however, Seller shall not be required to incur any material expenses or costs unless Purchaser reimburses Seller for the same. Seller shall maintain and, upon reasonable prior written notice, allow access to, during normal business hours, such books and records of Seller and Seller’s manager of the Property reasonably related to the Property, including but not limited to Seller’s bank statements commencing with the month of January, 2016. Notwithstanding the foregoing, Seller shall not be required to provide any information concerning (a) Seller’s capital structure or debt, (b) Seller’s financial analyses or projections, investment analyses, account summaries or other documents prepared for Seller’s internal purposes and not directly related to the operation of the Property, (c) Seller’s tax returns or (d) financial statements of Seller or any affiliate of Seller (other than Property-level financial statements).

9.23      Public Disclosures.  Purchaser or Purchaser’s beneficial owner may at the end of the Inspection Period issue a press release, subject to Seller’s approval which shall not be unreasonably withheld, conditioned or delayed, setting forth the purchase price, the location of the Property and the identity of Purchaser, and/or at Closing issue a press release without Seller’s consent provided the press release does not provide the information necessary to determine how the Purchase Price was calculated; i.e., the capitalization rate and/or net operating income before debt service.

9.24      Mortgage Assignment.    Purchaser acknowledges and agrees that Purchaser’s obligations under this Agreement are not contingent on Purchaser securing financing in connection for the acquisition of the Property. In addition to the foregoing, the Purchase Price assumes that there will not be an assignment by the existing lender of the existing mortgage(s) encumbering the Property to Purchaser’s mortgage lender. Seller and Purchaser shall cooperate (without obligation to pay any money) to endeavor to cause such an assignment to occur. If such assignment does occur, Purchaser shall be entitled to all of the mortgage recording tax savings resulting therefrom and will pay Seller’s lender’s legal fees in connection with such assignment.

SECTION 10.

ESCROW PROVISIONS

10.1      The Deposit shall be held in escrow by the Escrow Agent until the earliest of (a) the Closing, on which date the Deposit shall be released to Seller; (b) ten (10) days after the Escrow Agent shall have delivered to the non-sending party a copy of the notice sent by Seller or Purchaser stating that this Agreement has been terminated and that the party so notifying the Escrow Agent is entitled to the Deposit, following which period the Deposit shall be (i) delivered to Seller, in the case of a notice from Seller stating that Seller is entitled to the Deposit, or (ii) delivered to Purchaser, in the case of a notice from Purchaser stating that Purchaser is entitled to the Deposit; provided, in each case, however, that within such ten (10) day period the Escrow Agent does not receive either a notice containing contrary instructions from the other party hereto or a court order restraining the release of all or any portion of the Deposit; or (c) a joint notice executed by Seller and Purchaser is received by the Escrow Agent, in which event the

Escrow Agent shall release the Deposit in accordance with the instructions therein contained. The Escrow Agent shall reasonably promptly deliver a duplicate copy of any notice received by it in its capacity as Escrow Agent to Seller and Purchaser. Notwithstanding anything to the contrary set forth herein, if Purchaser advises Seller and the Escrow Agent in accordance with Section 3.1 or 3.2(a) that Purchaser has elected to terminate this Agreement, then Escrow Agent shall promptly return the Deposit to Purchaser.

10.2      The Deposit shall be held by the Escrow Agent in a separate interest-bearing money market or bank account at Citibank. The Deposit shall be invested on behalf of Purchaser and interest earned thereon shall belong to Purchaser irrespective of the disposition of the Deposit; provided that any direction to the Escrow Agent for such investment shall be in writing and a completed, signed W-9 Form accompanies it. The Escrow Agent is not to be held responsible for the loss of principal or interest on any investment made pursuant to the aforesaid instruction or in the redemption thereof, or for levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account. If the Closing occurs, the Deposit shall be paid to Seller and applied to the Purchase Price. In the event that there is no Closing hereunder and the Deposit is to be paid to Seller pursuant to the terms of this Agreement, such payment shall be made to Seller, otherwise, the Deposit shall be paid to Purchaser.

10.3      In the event that (i) the Escrow Agent shall have received a notice containing contrary instructions or a court order as provided for in Section 10.1 hereof and within the time therein prescribed, or (ii) any other disagreement or dispute shall arise between the parties hereto resulting in adverse claims or demands being made for the Deposit, whether or not litigation has been instituted, then and in any such event the Escrow Agent shall refuse to comply with any claims or demands on it and continue to hold the Deposit until the Escrow Agent receives either (a) a written notice signed by both Seller and Purchaser directing the disposition of the Deposit, or (b) a final order of a court of competent jurisdiction, entered in a proceeding in which Seller, Purchaser and the Escrow Agent are named as parties, directing the disposition of the Deposit, in either of which events the Escrow Agent shall then dispose of the Deposit in accordance with said direction. The Escrow Agent shall not be or become liable in any way to any person or entity for its refusal to comply with any such claims or demands until and unless it has received a direction of the nature described in (a) or (b) above. Upon the taking by the Escrow Agent of any of the actions described in (a) and (b) above, the Escrow Agent shall be released of and from all liability hereunder. Notwithstanding the foregoing provisions of this Section 10.3, the Escrow Agent shall have the following right in the circumstances described in subdivision (i) or (ii) above: (y) if the Escrow Agent shall have received a written notice signed by either Seller or Purchaser advising that litigation between Seller and Purchaser over entitlement to the Deposit or any portion thereof has been commenced, the Escrow Agent may, on written notice to Seller and Purchaser, deposit the Deposit with the clerk of the court in which such litigation is pending, or (z) the Escrow Agent may, on written notice to Seller and Purchaser, take such affirmative steps as it may, at its option, elect in order to terminate its duties as escrow agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction and the commencement of an action in interpleader. Upon the taking by Escrow Agent of either of the actions described in (y) or (z) above, the Escrow Agent shall be released of and from all liability hereunder except for any previous willful misconduct or gross negligence.

10.4      The Escrow Agent shall not be liable for any error in judgment or act done or omitted by it in good faith, or for any mistake of fact or law and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document in good faith believed by the Escrow Agent to be genuine, and is released and exculpated from all liability hereunder except as aforesaid or for willful misconduct or gross negligence. The sole responsibility of the Escrow Agent hereunder shall be to hold and release the Deposit in accordance with the provisions of this Agreement. The Escrow Agent shall be entitled to consult with counsel in connection with its duties hereunder. The Escrow Agent has executed this Agreement solely to confirm that it is holding and will hold the Deposit in escrow pursuant to the provisions of this Section 10 and for no other purpose.

IN WITNESS WHEREOF, the parties have signed and delivered this Agreement as of the day and year first above written.

SELLER:

PT ASSOCIATES L.P.,
a Delaware limited partnership

By:	SAP IV Park Tower NF GP L.L.C., its general partner

By:	SAP IV Manager Inc., its manager

By:	/s/ Michael Katz

Name:	Michael Katz

Its:	Co-President

PURCHASER: :

CITY OFFICE DEVELOPMENT, LLC,
a Delaware limited liability company

By:	/s/ James Farrar

Name:	James Farrar

Its:	President

The undersigned Escrow Agent hereby acknowledges receipt of the Deposit and a copy of this Agreement, and agrees to hold and disburse the Deposit in accordance with the provisions of this Agreement.

ESCROW AGENT:	Fidelity National Title Insurance Company

By: /s/ Darnella Ward
Its: VP Underwriter

Date of execution
by Escrow Agent:
_September 12__, 2016

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